EXHIBIT 2(L)


                              DORSEY & WHITNEY LLP
                                   SUITE 1500
                             50 SOUTH SIXTH STREET
                       MINNEAPOLIS, MINNESOTA 55402-1498
                           TELEPHONE: (612) 340-2600
                              FAX: (612) 340-2868
                               www.dorseylaw.com


                               February 28, 2003


First American Minnesota Municipal Income
Fund II, Inc.
800 Nicollet Mall
Minneapolis, MN  55402

        Re: Registration Statement on Form N-2 (SEC File No. 333-102491


Ladies and Gentlemen:

     We have acted as counsel to First American Minnesota Municipal Income Fund II, Inc., a Minnesota corporation (the "Fund"), in connection with the initial public offering by the Fund of its Auction Preferred Shares (the "Shares"), a series of the Fund's preferred shares, par value $0.01 per share. This opinion is being furnished in accordance with the requirements of Item 24 of the Fund's Registration Statement on Form N-2 relating to the Shares (the "Registration Statement").

     In rendering the opinion hereinafter expressed, we have reviewed the corporate proceedings taken by the Fund in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of the Fund, certificates of public officials and of responsible officers of the Fund, and other documents as we have deemed necessary as a basis for such opinion. As to the various matters of fact material to such opinion, we have, when such facts were not independently established, relied to the extent we deemed proper on certificates of public officials and of responsible officers of the Fund. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

     Based on the foregoing, it is our opinion that when (i) the Registration Statement becomes effective; (ii) the Statement Establishing and Fixing the Rights and Preferences of the Shares has been filed with the Secretary of State of the State of Minnesota; (iii) the Purchase Agreement among the Fund, U.S. Bancorp Asset Management, Inc., and U.S. Bancorp Piper Jaffray Inc., as underwriter of the Shares (the "Underwriter"), has been duly executed and delivered; and (iv) the Shares have been delivered to and paid for by the Underwriter in accordance with the terms set forth in the Purchase Agreement, the Shares will be legally issued and fully paid and non-assessable.

     In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the State of Minnesota. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Dorsey & Whitney LLP